FIRST AMENDMENT TO CREDIT AGREEMENT

FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”), dated as of April 27, 2009, among STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation (the “Borrower”), various lenders from time to time party to the Credit Agreement (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings provided such terms in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders, the Administrative Agent, Banc of America Securities LLC, as sole Lead Arranger and Joint Book Running Manager, The Bank of Nova Scotia and Citigroup Global Markets Inc., as Joint Book Running Managers, The Bank of Nova Scotia, Citicorp North America, Inc. and The Royal Bank of Scotland, as Co-Syndication Agents, Calyon New York Branch, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch and Wachovia Bank, National Association, as Co-Documentation Agents, JPMorgan Chase Bank, N.A., Mizuho Corporate Bank, Ltd. and Sumitomo Mitsui Banking Corporation, New York, as Senior Managing Agents, and Banca Nazionale del Lavoro S.p.A. and Morgan Stanley Bank, as Managing Agents, are parties to that certain Credit Agreement, dated as of June 29, 2007 (as amended, modified and/or supplemented to, but not including, the date hereof, the “Credit Agreement”); and

WHEREAS, subject to the terms and conditions of this First Amendment, the Lenders and the Borrower wish to amend certain provisions of the Credit Agreement;

NOW, THEREFORE, it is agreed:
PART I.	Acknowledgments, Agreements and Amendments.

SECTION 1. Section 9.01 of the Credit Agreement is hereby amended by (i) deleting the text “Section 9.01(xiii)” appearing in clauses (iii) and (xi) of said Section and inserting the text “Section 9.01(xiv)” in lieu thereof; (ii) deleting the text “and” appearing at the end of clause (xiii) of said Section; (iii) deleting the text “10%” appearing in clause (xiv) of said Section and inserting the text “5%” in lieu thereof; (iv) deleting the period (“.”) at the end of clause (xiv) of said Section and inserting the text “; and” in lieu thereof; and (v) inserting the following new clause (xv) immediately following clause (xiv) of said Section:

“(xv) Liens incurred after the Closing Date and in existence on the First Amendment Effective Date which are listed, and the property subject thereto described, in Schedule 9.01(a), and giving effect to any renewals, replacements and extensions of such Liens, in each case so long as (x) the principal amount of the obligations secured thereby is not increased as a result thereof (except to the extent any such incremental obligations are independently justified under (and applied as a utilization of the basket described in) Section 9.01(xiv) above), (y) such renewals, replacements and extensions do not result in Liens applying to any Assets which are not already subject to the Liens securing the respective obligations being renewed, replaced or extended, and (z) prior to the First Amendment Effective Date, such Liens were exclusively justified under (and applied as a utilization of the basket described in) Section 9.01(xiv) (as in effect prior to the First Amendment Effective Date). ”

SECTION 2. Section 9.03 of the Credit Agreement is hereby amended by (i) deleting the text “and” appearing at the end of clause (ii) of said Section and (ii) deleting clause (iii) of said Section in its entirety and inserting the following new clauses (iii) and (iv) in lieu thereof:

“(iii) the Borrower may authorize, declare and make an annual Dividend once per Fiscal Year in the form of a cash distribution to its shareholders (payable in the first fiscal quarter of each Fiscal Year) in an amount not to exceed $100,000,000 per Fiscal Year; provided that (x) in no event shall the amount of such Dividend paid in any Fiscal Year exceed Excess Cash Flow for the immediately preceding Fiscal Year, (y) in no event shall any Dividend be authorized, declared or made, unless (1) the Consolidated Leverage Ratio (determined, for this purpose, on a Pro Forma Basis based on the Consolidated Indebtedness as of the date of such authorization, declaration or cash distribution after giving effect to any Indebtedness incurred (or to be incurred) to make such cash distribution) as at the last day of the Reference Period then last ended is less than 5.00:1.00 and (2) no Specified Default or Event of Default exists at the time of the respective authorization, declaration or distribution or would exist immediately after giving effect thereto and (z) on or prior to the date of the payment of such Dividend, the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying to the best of his or her knowledge as to compliance with the requirements of this clause (iii) and containing the calculations (in reasonable detail) required to demonstrate compliance with preceding subclauses (x) and (y)(1); and

(iv) the Borrower may authorize, declare and make Dividends in the form of share repurchases from time to time, so long as (x) the Consolidated Leverage Ratio as at the last day of the most recently ended Reference Period (determined, for this purpose, on a Pro Forma Basis based on the Consolidated Indebtedness as of the date of such authorization, declaration or repurchase after giving effect to any Indebtedness incurred (or to be incurred) to make such repurchase) is less than 4.50:1.00, (y) no Specified Default or Event of Default exists at the time of the respective authorization, declaration or repurchase or would exist immediately after giving effect thereto and (z) on or prior to the date of the payment of such Dividends, the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying to the best of his or her knowledge as to compliance with the requirements of preceding subclauses (x) and (y) and containing the calculations (in reasonable detail) required to demonstrate compliance with preceding subclause (x).”

SECTION 3. Section 9.05 of the Credit Agreement is hereby amended by deleting the text “4.50:1.00” appearing in said Section and inserting the text “5.50:1.00” in lieu thereof.

SECTION 4. Section 11.01 of the Credit Agreement is hereby amended by deleting the definition of “Applicable Margin” appearing therein in its entirety and inserting the following text in lieu thereof:

“Applicable Margin” shall mean, from and after any Start Date to and including the corresponding End Date, the respective percentage per annum set forth below under the respective Type of Loans or Fee and opposite the respective Ratings-Based Level (i.e., 1, 2, 3, 4, 5 or 6, as the case may be) and Leverage-Based Level (i.e., I, II, III, IV, V or VI, as the case may be) indicated to have been achieved on the applicable Test Date for such Start Date (as adjusted in accordance with the immediately succeeding proviso and as set forth in the respective officer’s certificate delivered pursuant to Section 8.01(d)):

Ratings-Based Level	Unsecured Debt Rating	Leverage- Based Level	Consolidated Leverage Ratio	“Applicable Margin” for Euro Rate Loans	“Applicable Margin” for Base Rate Loans

1	BBB+ or higher from S&P and Baa1 or higher from Moody’s	I	Less than 2.25:1.0	2.00%	0.0%

2	Ratings-Based Level 1 is not applicable and ratings of BBB or higher from S&P and Baa2 or higher from Moody’s	II	Greater than or equal to 2.25:1.0 and less than 3.00:1.0	2.25%	0.25%

3	Ratings-Based Levels 1 and 2 are not applicable and ratings of BBB- or higher from S&P and Baa3 or higher from Moody’s	III	Greater than or equal to 3.00:1.0 and less than 3.75:1.0	2.50%	0.50%

4	Ratings-Based Levels 1, 2 and 3 are not applicable and ratings of BB+ or higher from S&P and Ba1 or higher from Moody’s	IV	Greater than or equal to 3.75:1.0 and less than 4.25:1.0	2.75%	0.75%

5	Ratings-Based Levels 1, 2, 3 and 4 are not applicable	V	Greater than or equal to 4.25:1.0 and less than 4.75	3.00%	1.00%

6	Ratings-Based Levels 1, 2, 3, 4 and 5 are not applicable	VI	Greater than or equal to 4.75:1.0	3.50%	1.50%

; provided that for purposes of calculations pursuant to the preceding table, if the Ratings-Based Level and the Leverage-Based Level at a given time under the foregoing table would result in the determination of different “Applicable Margins” at such time, then the “Applicable Margin” shall be determined by reference to that Level (i.e., either the Ratings-Based Level or the Leverage-Based Level) which would then result in a higher “Applicable Margin”; provided, further, that notwithstanding anything to the contrary contained above, (x) if the Borrower fails to deliver the financial statements required to be delivered pursuant to Section 8.01(a) or (b) (accompanied by the officer’s certificates required by Section 8.01(d) showing the applicable Consolidated Leverage Ratio and Unsecured Debt Ratings on the relevant Test Date) on or prior to the respective date required by such Sections, then Ratings-Based Level 6 and Leveraged-Based Level VI pricing shall apply until such time, if any, as the financial statements required as set forth above and the accompanying officer’s certificates have been delivered showing that the pricing for the respective Margin Adjustment Period is at a Level which is less than Ratings-Based Level 6 and Leveraged-Based Level VI (it being understood that, in the case of any late delivery of the financial statements and officer’s certificates as so required, the reduced Applicable Margin, if any, shall apply only from and after the date of the delivery of the complying financial statements and officer’s certificates), (y) subject to clause (z) below, at any time during the period from the First Amendment Effective Date to but not including the date of the actual (or, if earlier, required) delivery of the officer’s certificates pursuant to Section 8.01(d) in respect of the fiscal quarter ended March 31, 2009, Ratings-Based Level 4 and Leveraged-Based Level IV pricing shall apply and (z) Ratings-Based Level 6 and Leveraged-Based Level VI pricing shall apply at all times when any Default or any Event of Default exists.

SECTION 5. Section 11.01 of the Credit Agreement is hereby amended by deleting the definition of “Consolidated EBITDA” appearing therein in its entirety and inserting the following text in lieu thereof:

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto (i) to the extent actually deducted in determining said Consolidated Net Income, consolidated interest expense and provision for taxes for such period (excluding, however, consolidated interest expense and taxes attributable to Unconsolidated Joint Ventures of the Borrower and any of its Subsidiaries), (ii) the amount of all amortization of intangibles and depreciation that were deducted determining Consolidated Net Income for such period (including in any event (and regardless of any contrary treatment under GAAP) the pro rata share of depreciation and amortization of Unconsolidated Joint Ventures of the Borrower and its Subsidiaries), (iii) any non-recurring non-cash charges in such period to the extent that (A) such non-cash charges do not give rise to a liability that would be required to be reflected on the consolidated balance sheet of the Borrower (and so long as no cash payments or cash expenses will be associated therewith (whether in the current period or for any future period)) and (B) same were deducted in determining Consolidated Net Income for such period, and (iv) the total amount of cash severance costs actually incurred by the Borrower and its Subsidiaries during such period, to the extent same were deducted in determining Consolidated Net Income for such period, provided that, in the case of each fiscal quarter ended in Fiscal Year 2009 or in Fiscal Year 2010 and included in such period, the amount of cash severance costs added back to Consolidated EBITDA pursuant to this subclause (iv) for such fiscal quarter, when aggregated with the aggregate amount of cash severance costs added back to Consolidated EBITDA pursuant to this subclause (iv) for all other fiscal quarters ended in Fiscal Year 2009 or in Fiscal Year 2010 and included in such period, shall not exceed $25,000,000 (it being understood, for the avoidance of doubt, that, in the case of each fiscal quarter ended in Fiscal Year 2008 and included in such period, the actual amount of cash severance costs shall be added back to Consolidated EBITDA pursuant to this subclause (iv) for such fiscal quarter) and (y) subtracting therefrom, to the extent included in determining Consolidated Net Income for such period, the amount of non-recurring non-cash gains during such period; provided that (I) Consolidated EBITDA shall be determined without giving effect to any extraordinary gains or losses (including any taxes attributable to any such extraordinary gains or losses) or gains or losses (including any taxes attributable to such gains or losses) from sales of assets other than from sales of inventory (excluding Real Property) in the ordinary course of business and (II) to the extent any calculation pursuant to this Agreement is to be made on a Pro Forma Basis (for events other than the occurrence of the Transaction), such Consolidated EBITDA shall be further adjusted as provided in the definition of Pro Forma Basis for transactions occurring after the Closing Date.

SECTION 6. Section 11.01 of the Credit Agreement is hereby amended by inserting the following new definitions in appropriate alphabetical order:

“Capital Expenditures” shall mean all expenditures by the Borrower and its Subsidiaries which should be capitalized in accordance with GAAP.

“Excess Cash Flow” shall mean, for any period, the remainder of (x) Consolidated EBITDA for such period minus (y) the sum of (w) Consolidated Interest Expense for such period, (x) scheduled amortization payments made with respect to any Indebtedness of the Borrower and its Subsidiaries during such period (excluding, however, balloon payments made at final stated maturity), (y) Maintenance Capital Expenditures incurred or made during such period and (z) taxes paid in cash by the Borrower and its Subsidiaries during such period.

“Maintenance Capital Expenditures” shall mean (i) Capital Expenditures relating to improvements, repairs, maintenance and substantially equivalent replacements of existing property, plant or equipment and (ii) Capital Expenditures required to be made due to a change in law or ongoing regulatory requirements.

“First Amendment” shall mean the First Amendment to the Credit Agreement, dated as of April 27, 2009.

“First Amendment Effective Date” shall have the meaning provided in the First Amendment.

SECTION 7. The Credit Agreement is hereby further amended by inserting a new Schedule 9.01(a), attached hereto as Annex A, immediately following Schedule 9.01.

PART II. Miscellaneous Provisions.

A. Each Guarantor, by its signature below, hereby confirms that (i) its Subsidiaries Guaranty shall remain in full force and effect and (ii) its Subsidiaries Guaranty covers the obligations of the Borrower under the Credit Agreement (as modified by this First Amendment), including the Loans.

B. In order to induce the Lenders to enter into this First Amendment, the Borrower represents and warrants to the Lenders that, on the First Amendment Effective Date, before, as of and after giving effect to the execution, delivery and performance by the Borrower of this First Amendment and the transactions contemplated hereby, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on the First Amendment Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects only as of such specified date).

C. This First Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Credit Document.

D. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Corporation and the Administrative Agent.

E. THIS FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

F. This First Amendment shall become effective on the date (the “First Amendment Effective Date”) when each of the following conditions has been satisfied:

(i) the Borrower, each Guarantor and the Lenders constituting the Required Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile transmission) the same to the Administrative Agent (or its designee);

(ii) the Administrative Agent (or its designee) shall have received from the Borrower by wire transfer of immediately available funds, for the account of each Lender who has consented to this First Amendment by signing a counterpart hereof and delivering the same as provided in the preceding clause (i) on or prior to 5:00P.M. (New York City time) on April 16, 2009, a non-refundable cash fee in Dollars in an amount equal to 0.50% of the aggregate principal amount of Loans (after giving effect to the repayment of the B-1 Term Loans as contemplated by clause (iii) below) of such Lender outstanding on such date;

(iii) the Borrower shall have repaid in full all outstanding B-1 Term Loans, together with all accrued and unpaid interest on such B-1 Term Loans;

(iv) the Administrative Agent shall have received from the Borrower and each Guarantor certified copies of resolutions of the Board of Directors (or equivalent managing body) of such Credit Party with respect to the matters set forth in this First Amendment, and such resolutions shall be satisfactory to the Administrative Agent; and

(v) the Borrower shall have paid (or caused to be paid) to the Agents and the Lenders all fees, costs and expenses (including, without limitation, reasonable legal fees and expenses) payable to the Agents and the Lenders to the extent then due.

The Administrative Agent shall promptly deliver notice to the Borrower of the occurrence of the First Amendment Effective Date.

G. From and after the First Amendment Effective Date, all references in the Credit Agreement and each of the other Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified by this First Amendment on the First Amendment Effective Date. This First Amendment shall constitute a Credit Document for all purposes under the Credit Agreement and the other Credit Documents.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this First Amendment as of the date first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC., as Borrower By:
Name:
Title:

STARWOOD CANADA FINANCE LP, as a Guarantor By:
Name:
Title:

BANK OF AMERICA, N.A., Individually and as Administrative Agent By:

Name:
Title:
By:

Name:
Title:

SIGNATURE PAGE TO THE FIRST AMENDMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, TO THAT CERTAIN CREDIT AGREEMENT, DATED AS OF JUNE 29, 2007, AMONG STARWOOD HOTELS & RESORTS WORLDWIDE, INC., THE VARIOUS LENDERS PARTY THERETO, BANK OF AMERICA N.A., AS ADMINISTRATIVE AGENT, BANC OF AMERICA SECURITIES LLC AS SOLE LEAD ARRANGER AND JOINT BOOK-RUNNING MANAGER, THE BANK OF NOVA SCOTIA AND CITIGROUP GLOBAL MARKETS INC., AS JOINT BOOK RUNNING MANAGERS, THE BANK OF NOVA SCOTIA, CITICORP NORTH AMERICA, INC. AND THE ROYAL BANK OF SCOTLAND AS CO-SYNDICATION AGENTS, CALYON NEW YORK BRANCH, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD, DEUTSCHE BANK AG NEW YORK BRANCH AND WACHOVIA BANK, NATIONAL ASSOCIATION, AS CO-DOCUMENTATION AGENTS, JPMORGAN CHASE BANK, N.A., MIZUHO CORPORATE BANK, LTD. AND SUMITOMO MITSUI BANKING CORPORATION, NEW YORK, AS SENIOR MANAGING AGENTS, AND BANCA NATIONALE DEL LAVORO S.P.A. AND MORGAN STANLEY BANK, AS MANAGING AGENTS

NAME OF INSTITUTION:

By:

Name:

Title: